EXHIBIT 4.106

Confidential

MASTER SERVICES AGREEMENT
DATE 11 November 2002 PARTIES
1	Reach Global Services Limited, a company incorporated in Hong Kong and having its registered office at 18th Floor, Telecom House, 3 Gloucester Road, Wan Chai, HONG KONG (REACH)
2	Pacific Internet Limited, a company incorporated in Singapore and having its registered office at 89 Science Park Drive #02-05/06 The Rutherford, SINGAPORE 118261 (Buyer)

BACKGROUND
A.	Reach Internet Services Pte Ltd and the Buyer have entered into an agreement for the sale and purchase of an ISP business in Singapore (Singapore Agreement). Reach Communications Services (Thailand) Limited and World Net & Services Co., Ltd (PacNet-TH) have entered into an agreement for the sale and purchase of an ISP business in Thailand (Thailand Agreement). Reach Internet Services (MSC) Sdn Bhd and Pacific Internet (Malaysia) Sdn. Bhd. (PacNet-MY) have entered into an agreement for the sale and purchase of an ISP business in Malaysia (Malaysia Agreement). The Buyer is the guarantor under the Malaysia Agreement and the Thailand Agreement.
B.	The Buyers Group wishes to acquire wholesale bandwidth services from the Service Providers in order to operate the Singapore Business, the Thailand Business, the Malaysia Business, and any other business operated by a Buyer Affiliate from time to time.
C.	This agreement sets out the terms and conditions on which REACH will provide and procure each Service Provider to provide to the relevant Buyer Affiliate, and the Buyer will acquire and procure each Buyer Affiliate to acquire from the relevant Service Provider, wholesale bandwidth services from time to time.

In consideration for the mutual promises contained in this agreement,

THE PARTIES AGREE

1	ACQUISITION AND PROVISION OF BANDWIDTH SERVICES
	(a)	The Buyer must ensure that the Buyers Group acquires wholesale bandwidth services from the Service Providers such that:
	(i)	the total volume of data acquired requires interconnection at a capacity of at least 720 Mbps, such aggregate volume to be achieved by periodic acquisitions over a two year period commencing from the date of this agreement; and
	(ii)	each contract for the acquisition of wholesale bandwidth services is for a term of at least 12 months, (Minimum Commitment).
	(b)	Save as expressly provided herein to the contrary, REACH must ensure that each Service Provider provides and the Buyer must ensure that each Buyer Affiliate acquires the wholesale bandwidth services referred to in clause 1(a) in accordance with the GIA Service Terms (incorporating the REACH General Terms) in Attachment 1.
	(c)	For the avoidance of doubt, REACH and the Buyer acknowledge that:
	(i)	any Buyer Affiliate may acquire wholesale bandwidth services from any Service Provider nominated by REACH to provide those services to that Buyer Affiliate;
	(ii)	the Buyers Group may acquire any quantity of wholesale bandwidth services per month from the Service Providers, as long as the aggregate volume of wholesale bandwidth services acquired by the Buyers Group within the two year period from the date of this agreement is at least 720 Mbps; and
	(iii)	each and every contract for the acquisition of wholesale bandwidth services in any quantity by the Buyer or any Buyer Affiliate from any Service Provider for a term of at least 12 months, entered into within two years after the date of this agreement, constitutes part of the Minimum Commitment, including without limitation, any contract entered into before the date of this agreement for the provision of wholesale bandwidth services after the date of this agreement.

2	MARKET PRICE AND MODE OF PAYMENT
	(a)	Subject to clauses 2(b) and 2(c), the price for the wholesale bandwidth services acquired by the Buyers Group from the Service Providers under clause 1 is calculated as follows:
	(i)	at the time of entering a contract with a Service Provider, the Buyer or the relevant Buyer Affiliate must obtain three quotes from established Tier 1 alternative service providers who are independent from the Buyer, such as without limitation, SingTel, WorldCom, Asia Global Crossing, AT&T, Sprint, Qwest, Teleglobe and Telstra, based on equivalent capacity and substantially similar quality and service level standards as that to be provided under the contract by that Service Provider; and
	(ii)	the price on an after tax basis for the wholesale bandwidth services contract between the Buyer or that Buyer Affiliate and that Service Provider is the lowest of the three quotes on an after tax basis referred to in clause 2(a)(i) unless clause 2(d)(ii) applies, wherein this clause 2(a)(ii) shall be replaced by clause 2(d)(ii)(A).
	(b)	If the Buyer or the Buyer Affiliate referred to in clause 2(a)(i) has used its best endeavours to obtain the three quotes required under clause 2(a)(i), but has been unable to do so, then notwithstanding clause 2(a) and subject to clause 2(c), the price for the wholesale bandwidth services acquired under clause 1 is calculated as follows:
	(i)	at the time of entering a contract with a Service Provider, the Buyer or the relevant Buyer Affiliate must obtain two quotes from established Tier 1 alternative service providers who are independent from the Buyer, such as without limitation, SingTel, WorldCom, Asia Global Crossing, AT&T, Sprint, Qwest, Teleglobe and Telstra, based on equivalent capacity and substantially similar quality and service level standards as that to be provided under the contract by that Service Provider; and
	(ii)	the price on an after tax basis for the wholesale bandwidth services contract between the Buyer or that Buyer Affiliate and that Service Provider is the lower of the two quotes on an after tax basis referred to in clause 2(b)(i) unless clause 2(d)(ii) applies, wherein this clause 2(b)(ii) shall be replaced by clause 2(d)(ii)(B).
	(c)	If the Buyer or the Buyer Affiliate referred to in clause 2(a)(i) has used its best endeavours to obtain the three quotes required under clause 2(a)(i) and the two quotes required under clause 2(b)(i), but has been unable to do so, then notwithstanding clauses 2(a) and 2(b), the price for the wholesale bandwidth services acquired under clause 1 is calculated as follows:
	(i)	at the time of entering a contract with a Service Provider, the Buyer or the relevant Buyer Affiliate must obtain one quote from established Tier 1 alternative service providers who are independent from the Buyer, such as without limitation, SingTel, WorldCom, Asia Global Crossing, AT&T, Sprint, Qwest, Teleglobe and Telstra, based on equivalent capacity and substantially similar quality and service level standards as that to be provided under the contract by that Service Provider; and
	(ii)	the price on an after tax basis for the wholesale bandwidth services contract between the Buyer or that Buyer Affiliate and that Service Provider is the same as that quote on an after tax basis referred to in clause 2(c)(i) unless clause 2(d)(ii) applies, wherein this clause 2(c)(ii) shall be replaced by clause 2(d)(ii)(C).
	(d)	Contracting Parties
The parties agree as follows:
	(i)	notwithstanding anything herein to the contrary, in the event that the Service Providers and the Buyers Group have operating entities incorporated in the territory in which the wholesale bandwidth services is to be provided, Reach shall nominate the relevant operating entity within the Service Providers which is incorporated in that territory and the Buyer shall nominate the relevant operating entity within the Buyer's Group which is incorporated in that territory to enter into an agreement for the purchase of the wholesale bandwidth services and all invoices to be issued and all payments to be made pursuant to any such purchase shall be issued and made, as the case may be, in the territory in which the wholesale bandwidth services is to be provided;
	(ii)	notwithstanding anything herein to the contrary, in the event that Reach or its Affiliates is not incorporated in the territory in which the wholesale bandwidth services is to be provided, clauses 2(a)(ii), 2(b)(ii) and 2(c)(ii) shall be replaced by clauses 2(d)(ii)A, 2(d)(ii)B and 2(d)(ii)C respectively. Except that if this Clause 2(d)(ii) applies, the Seller shall be entitled to reject the order and it shall not count towards the Minimum Commitment:
	A.	the price for the wholesale bandwidth services to be subscribed for by the Buyer or that Buyer Affiliate from that Service Provider, when aggregated together with all applicable taxes, including all sums to be paid by the Buyer or that Buyer Affiliate under clause 5.1, which the Buyer or that Buyer Affiliate is required to pay in connection with the wholesale bandwidth services to be purchased ("Buyer's Taxes"), shall be equivalent to the lowest of the three quotes referred to in clause 2(a)(i) after aggregating all applicable taxes payable by the Buyer or that Buyer Affiliate in connection with that quote; or
	B.	the price for the wholesale bandwidth services to be subscribed for by the Buyer or that Buyer Affiliate from that Service Provider, when aggregated together with the Buyer's Taxes, shall be equivalent to the lower of the two quotes after aggregating all applicable taxes payable by the Buyer or that Buyer Affiliate in connection with that quote; or
	C.	the price for the wholesale bandwidth services to be subscribed for by the Buyer or that Buyer Affiliate from that Service Provider, when aggregated together with the Buyer's Taxes, shall be equivalent to that quote after aggregating all applicable taxes payable by the Buyer or that Buyer Affiliate in connection with that quote.
	(e)	Subject to clause 2(d), the price for the wholesale bandwidth services acquired by the Buyers Group from the Service Providers under clause 1 must be paid in accordance with and the provision of the service will be in accordance with the GIA Service Terms (incorporating REACH General Terms) in Attachment 1.

3	WARRANTIES
3.1	REACH Warranty
REACH represents and warrants to the Buyer that each Service Provider is an Affiliate of REACH and REACH is able to procure each Service Provider to be bound by the obligations of REACH in this agreement.
3.2	Buyer Warranty
The Buyer represents and warrants to REACH that each Buyer Affiliate is an Affiliate of the Buyer and the Buyer is able to procure each Buyer Affiliate to be bound by the obligations of the Buyer in this agreement.

4	CONFIDENTIALITY
A party may not disclose the provisions of this agreement or the terms of the provision of services to any person except:
	(a)	as a media announcement in the form agreed between REACH and the Buyer;
	(b)	in accordance with the rules or requirements of a recognised stock exchange;
	(c)	after getting the written consent of the other parties;
	(d)	to its officers, employees and professional advisers; or
	(e)	as required by an applicable law, after first consulting with the other parties about the form and content of the disclosure, and must use its best endeavours to ensure all permitted disclosures are kept confidential, other than in the case of a media announcement or a disclosure to a recognised stock exchange.

5	TAX, COSTS AND EXPENSES
5.1	Tax
Except to the extent otherwise provided in this agreement, the Buyer must pay any Tax arising from the execution, delivery and performance of this agreement and each agreement or document entered into or signed under this agreement.
5.2	Costs and expenses
Each party must pay its own costs and expenses of negotiating, preparing, signing, delivering and registering this agreement and any other agreement or document entered into or signed under this agreement.
5.3	Costs of performance
Each party must bear the costs and expenses of performing its obligations under this agreement, unless otherwise provided in this agreement.

6	GENERAL
6.1	Notices
	(a)	A notice or other communication given under this agreement including, but not limited to, a request, demand, consent or approval, to or by a party to this agreement:
	(i)	must be in legible writing and in English;
	(ii)	must be addressed to the addressee at the address or facsimile number set out below or to any other address or facsimile number a party notifies to the others under this clause:

A. if to the Buyers Group:
Address: 89 Science Park Drive,
#02-05/06 The Rutherford,
SINGAPORE 118261
Attention: Mr David Seng
Facsimile: +65-6774 1677

B. if to REACH:
Address: 18th Floor, Telecom House,
3 Gloucester Road, Wan Chai,
HONG KONG
Attention: Mr Jerry Koleth
Facsimile: +852- 2962 5881

	(iii)	must be signed by an authorized officer of the sender; and
	(iv)	is deemed to be received by the addressee in accordance with clause 6.1(b).
	(b)	Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice is deemed to be received:
	(i)	if sent by hand, when delivered to the addressee;
	(ii)	if by post, 3 Business Days after and including the date of postage; or
	(iii)	if by facsimile transmission, on receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee's time) it is deemed to be received at 9.00 am on the following Business Day.
	(c)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 6.1(b)(iii) and informs the sender that it is not legible.
	(d)	In this clause 6.1, a reference to an addressee includes a reference to an addressee's officers, agents or authorised representatives.
6.2	Governing law
	(a)	This agreement is governed by the law of the Republic of Singapore.
	(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Republic of Singapore.
6.3	Exercise of rights
A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy.
6.4	Legal advice and allocation of risk
The parties acknowledge that they have received legal advice or had the opportunity to receive legal advice about this agreement and the allocation of risks and liabilities in this agreement reflects their intentions and is a fair and proper commercial bargain.
6.5	Invalidity
	(a)	If a provision of this agreement or a right or remedy of a party under this agreement is invalid or unenforceable in a particular jurisdiction:
	(i)	it is read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and
	(ii)	it does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction.
	(b)	This clause 6.5 is not limited by any other provision of this agreement in relation to severability, prohibition or enforceability.
6.6	Waiver and variation
A provision or a right under this agreement may not be waived except in writing signed by the party granting the waiver, or varied except in writing signed by the parties.
6.7	Cumulative rights
The rights and remedies of a party under this agreement do not exclude any other right or remedy provided by law.
6.8	Non-merger
The conditions, provisions and Warranties in this agreement do not merge or terminate.
6.9	Further assurances
Each party must do all things necessary to give full effect to this agreement and the transactions contemplated by this agreement.
6.1	Entire agreement
This agreement, the Thailand Agreement, the Singapore Agreement and the Malaysia Agreement constitute the entire agreement of the parties about their subject matters and supersede any previous understandings or agreements on those subject matters.
6.11	Third party rights
Only the Buyers Group and the Service Providers have or are intended to have a right or remedy under this agreement or obtain a benefit under it.
6.12	Assignment
A party may not assign this agreement or otherwise transfer the benefit of this agreement or a right or remedy under it, without first getting the written consent of the other parties.
6.13	Counterparts
This agreement may be signed in any number of counterparts and all those counterparts together make one instrument.

7	DEFINITIONS
Affiliate of a party means an entity that directly or indirectly controls, is controlled by, or is under common control with, that party and in the case of REACH, also includes Reach Communications Services (Thailand) Limited, TeleWeb Networks (India) Pvt Ltd, Reach Networks (Philippines) Inc., and Taihan Reach Limited.

Buyer Affiliate means PacNet-TH, PacNet-MY, Pacific Supernet Limited, Pacific Internet (Australia) Pty. Limited, Pacific Internet India Private Limited and Primeworld Digital Sistems, Inc., and/or any other Affiliate of the Buyer nominated by the Buyer.

Buyers Group means the Buyer and all of the Buyer Affiliates collectively.

Government Agency means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local.

Insolvency Event means the occurrence of any one or more of the following events in relation to any person:

  a liquidator or provisional liquidator is appointed;
  an administrator is appointed to any of its assets;
  it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors;
  it is insolvent as disclosed in its accounts, or otherwise states that it is insolvent, or it is presumed to be insolvent under an applicable law;
  it is taken to have failed to comply with a statutory demand as a result of legislation relating to insolvency in the jurisdiction of its incorporation;
  it ceases to carry on business or threatens to do so; or
  anything occurs under the law of any jurisdiction that has a substantially similar effect to any of the above paragraphs of this definition.

GIA Service Terms means the standard terms and conditions, and service level assurance, attached to this agreement as Attachment 1. Any amendments to such terms and conditions shall be subject to mutual consent by both parties.

Malaysia Business means the business of the operation of a retail Internet Service Provider caried on by PacNet-MY in Malayisa.

Service Provider means REACH and/or any Affiliate of REACH nominated by REACH in writing from time to time.

Singapore Business means the business of the operation of a retail Internet Service Provider caried on by the Buyer in Singapore.

Thailand Business means the business of the operation of a retail Internet Service Provider caried on by PacNet-TH in Thailand.

Tax means a tax, levy, charge, impost, fee, deduction, withholding or duty of any nature, including, without limitation, stamp and transaction duty or any goods and services tax, value added tax or consumption tax, which is imposed or collected by a Government Agency except where the context requires otherwise. This includes, but is not limited to, any interest, fine, penalty, charge, fee or other amount imposed in addition to those amounts.

8	INTERPRETATION
	(a)	In this agreement unless the context otherwise requires:
	(i)	words importing the singular include the plural and vice versa;
	(ii)	words that are gender neutral or gender specific include each gender;
	(iii)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;
	(iv)	an expression importing a natural person includes a company, partnership, joint venture, association, corporation or other body corporate and a Government Agency;
	(v)	a reference to a thing (including, but not limited to, a chose-in-action or other right) includes a part of that thing;
	(vi)	a reference to a clause, party, schedule or attachment is a reference to a clause of this agreement, and a party, schedule or attachment to, this agreement and a reference to this agreement includes a schedule and attachment to this agreement;
	(vii)	a reference to this agreement includes this clause 8;
	(viii)	a reference to a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by?law judgment, rule of common law or equity or a rule of an applicable stock exchange and is a reference to that law as amended, consolidated or replaced;
	(ix)	a reference to a document includes all amendments or supplements to that document, or replacements or novations of it;
	(x)	a reference to a party to a document includes that party's successors and permitted assigns;
	(xi)	an agreement on the part of two or more persons binds them jointly and severally; and
	(xii)	a reference to an agreement, other than this agreement, includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing.
	(b)	If the day on or by which something must be done is not a business day, that thing must be done on or by the preceding business day.
	(c)	Headings are for convenience only and do not affect the interpretation of this agreement.
	(d)	This agreement may not be construed adversely to a party only because that party prepared this agreement.

SIGNED as an agreement.

DATE 11 November 2002

Signed by REACH GLOBAL SERVICES LIMITED:
/s/ Sean Brennan	/s/ Raja P Kanthan
Signature of witness	Signature of Authorised Representative
Sean Brennan	Raja P Kanthan
Name of witness (print)	Name of Authorised Representative(print)

Signed by PACIFIC INTERNET LIMITED:
/s/ Loh Pao Yen	/s/ Tan Tong Hai
Signature of witness	Signature of Authorised Representative
Loh Pao Yen	Tan Tong Hai
Name of witness (print)	Name of Authorised Representative(print)
Date: 11 November 2002

ATTACHMENT 1 GIA SERVICE TERMS GENERAL TERMS

PARTIES

1. REACH GLOBAL SERVICES LIMITED of 18th Floor Telecom House, 3 Gloucester Road, Wanchai, Hong Kong (REACH); and

2. ______________________ of ______________________ (Customer).

Agreement

1. All Services provided by REACH to the Customer will be governed by:
(a) these General Terms; and
(b) for each Service:

  (i) the relevant Service Terms; and
  (ii) the relevant Customer Order,

which together form the agreement between the parties (Agreement).

2. REACH must supply each Service to the Customer from the applicable Service Commencement Date until termination of that Service or this Agreement in accordance with clause 10.

3. The Agreement is effective from the last date on which a party executes these General Terms (Signing Date) and continues until terminated in accordance with this Agreement.

Signed by the authorised representative of Reach Global Services Limited	Signed by the authorised representative of the Customer

Signature of Authorised Representative	Signature of Authorised Representative

Name of Authorised Representative (Print)	Name of Authorised Representative (Print)

Position Date:	Position Date:

REACH GLOBAL SERVICES LIMITED GENERAL TERMS

Capitalised terms have the meaning given to them in the dictionary set out in clause 18.

1	AGREEMENT
1.1	The Customer must complete a Customer Order for each Service it wishes to acquire.
1.2	REACH must notify the Customer as soon as reasonably practicable after receipt of a Customer Order that it:
	(a)	requires further information to process the Customer Order;
	(b)	rejects the Customer Order, in which case neither party has any further right or obligation in respect of the relevant Service; or
	(c)	accepts the Customer Order.
1.3	The Customer Order and applicable Service Terms shall be automatically incorporated into this Agreement at the time REACH notifies the Customer that it accepts the Customer Order.
1.4	REACH may advise the Customer of a Target Service Date either:
	(a)	at the time REACH accepts the Customer Order; or
	(b)	if REACH is to arrange any Non-REACH Circuit in relation to the Service, after REACH has been notified of delivery dates for such circuit.
1.5	REACH must use its reasonable endeavours to supply a Service on or before the Target Service Date, if any. If REACH will be unable to do so, REACH must:
	(a)	notify the Customer as soon as practicable of a revised Target Service Date; and
	(b)	meet the other requirements of the relevant Service Terms in respect of late delivery.
1.6	A Customer Test Period, if provided for in the Customer Order or the Service Terms, begins when REACH notifies the Customer that a Service is ready. If, before conclusion of the Customer Test Period:
	(a)	the Customer notifies REACH of a Service fault, REACH must investigate and rectify any problem which is REACH's responsibility before re-notifying the Customer that the Service is ready for use, when a new Customer Test Period shall begin; or
	(b)	the Customer does not notify REACH of a Service fault, the Customer is deemed to accept the Service
1.7	To request a variation in a Service (eg increased capacity) the Customer must submit a new Customer Order.
1.8	If requested by REACH, the Customer must provide a forecast of its Service requirements. A forecast is not binding on REACH or the Customer.

2	VARIATION OF SERVICE TERMS AND CAPACITY
2.1	Service Terms may be varied by REACH:
	(a)	in the case of minor variations (including changes in the Service description which do not materially adversely affect the quality or functionality of the Services), upon 7 days' written notice to the Customer; or
	(b)	in all other cases, on 3 months' notice to the Customer but the Customer may terminate the Service by giving notice in writing to REACH not less than 60 days prior to expiry of the 3 months' notice period.

3	CHARGES AND TAXES
3.1	The Customer must pay the Charges for each Service to REACH in accordance with the relevant Service Terms and this clause 3.
3.2	The Customer acknowledges that records generated by the REACH Network or any interconnected network are prima facie evidence of the matters to which those records relate (eg Charges or compliance with Service Levels).
3.3	Subject to clause 3.4, REACH may vary the Charges for a Service after expiry of the relevant Minimum Commitment Period (if any) by giving notice of the amended Charges, which in the case of Charge increases will not be less than 30 days. REACH may give notice of the amended Charges by posting the varied Charges on its web site.
3.4	Variations for tariffed Charges shall be notified and take effect in accordance with applicable tariff procedures.
3.5	The Customer must reimburse REACH for any charges incurred by REACH for communications services and capacity supplied by third party operators including Local Circuits and other Non-REACH Circuits, except where those third party services form part of the Services.
3.6	Notwithstanding clause 3.3, REACH may vary the Charges for a Service to the extent reasonably necessary to account for fluctuations in exchange rates between the currencies in which REACH buys underlying network elements and renders the Charges.
3.7	The Charges do not include any Tax, whether existing at the Signing Date or coming into effect at any later time.
3.8	Subject to this clause 3.8, the Customer must make each payment to REACH without any set off or counterclaim and without deduction or withholding of any Taxes. If at any time an Applicable Law obliges the Customer to make a deduction, withholding or payment in respect of Taxes from any amount paid or payable to REACH, the Customer must:
	(a)	notify REACH of the obligation as soon as the Customer becomes aware of it;
	(b)	ensure that the deduction, withholding or payment does not exceed the minimum amount required by the Applicable Law;
	(c)	pay to the relevant government agency the full amount of the deduction, withholding or payment by the due date and promptly deliver to REACH a copy of any receipt, certificate or other proof of payment satisfactory to REACH; and
	(d)	indemnify REACH against the deduction, withholding or payment in respect of any amount paid or payable to REACH by paying REACH, at the time that the payment to REACH is due, an additional amount that ensures that, after the deduction or withholding is made, REACH receives a net sum equal to the sum it would have received if the deduction or withholding had not been made.
3.9	The indemnification in clause 3.8 shall not apply to any Tax deduction or withholding that REACH is entitled to subsequently recover from the relevant government agency.

4	INVOICING AND SETTLEMENT
4.1	Subject to clause 5.2, the Customer must pay the whole amount of the Charges shown on each Statement:
	(a)	directly by electronic transfer to the bank account nominated in writing by REACH or such other means as REACH may expressly approve;
	(b)	within 30 days of the date of the Statement or, in respect of a particular Service, by the date specified in relevant Service Terms ; and
	(c)	in the currency specified in the Customer Order or as notified by REACH from time to time.
4.2	The Customer must pay interest on any overdue amount, calculated daily at the Interest Rate, from the date payment is due until payment in full is made.
4.3	REACH may include Charges omitted from an earlier Statement in a subsequent Statement.
4.4	If requested by the Customer, REACH shall arrange for the Charges for a Service to be included in statements issued by an Affiliate of REACH (in which case the Affiliate acts as REACH's billing agent), subject to:
	(a)	the Customer continuing to obtain services from that Affiliate; and
	(b)	the agreement of the relevant Affiliate.
4.5	REACH may, at its sole discretion, deduct from any money owed by REACH to the Customer any amount:
	(a)	owed by the Customer to REACH or to a REACH Affiliate, in which case REACH indemnifies the Customer against any further claim by the REACH Affiliate in respect of the amount deducted; or
	(b)	owed by a Customer Affiliate to REACH or a REACH Affiliate, in which case REACH shall release or cause the REACH Affiliate to release the Customer Affiliate from the debt for the deducted amount.
4.6	REACH may, at its sole discretion, deduct from any money owed by REACH to a Customer Affiliate any amount owed by the Customer:
	(a)	to REACH, in which case the Customer indemnifies REACH against any further claim by the Customer Affiliate in respect of the deducted amount; or
	(b)	to a REACH Affiliate, in which case the Customer indemnifies REACH against any further claim by the Customer Affiliate in respect of the deducted amount and REACH indemnifies the Customer against any further claim by the REACH Affiliate in respect of the deducted amount.
4.7	REACH may, at its sole discretion, apply in satisfaction of any money owed by a REACH Affiliate to the Customer any amount owed by the Customer to REACH, in which case REACH indemnifies the Customer against any further claim by the REACH Affiliate in respect of the applied amount.

5	BILLING DISPUTES
5.1	The Customer must raise any Billing Dispute by notice in writing to REACH specifying:
	(a)	the Statement in dispute;
	(b)	the Charges which are the subject of the Billing Dispute (Disputed Amount); and
	(c)	the reasons for the Billing Dispute and the facts on which the Customer relies,
(Billing Dispute Notice), within 15 days of the date of the Statement, otherwise the relevant Statement is deemed accepted.
5.2	Where a Billing Dispute is notified under clause 5.1:
	(a)	the Customer may withhold the Disputed Amount but must pay the balance of the Statement; and
	(b)	the parties must negotiate in good faith to resolve the Billing Dispute as soon as practicable.
5.3	If a Billing Dispute is not resolved within 60 days of the date of the Billing Dispute Notice either party may by written notice to the other party refer the matter to a suitable expert agreed between the parties or, failing such agreement within 14 days of the referral notice, as appointed by the Chairman of the Local Accounting Society (Expert). The parties must provide the co-operation the Expert reasonably requires. The Expert must:
	(a)	reach a decision in relation to the Billing Dispute within 60 days of the Expert's appointment; and
	(b)	give written reasons for the decision within 7 days of reaching a decision.
5.4	On resolution of a Billing Dispute (whether by agreement or by expert determination):
	(a)	if the Disputed Amount or part thereof is agreed or determined to be owing to REACH, that amount shall become immediately payable, together with interest calculated at the Interest Rate from the due date of the original Statement to the date of payment;
	(b)	if the Disputed Amount or part thereof is agreed or determined not to be owing to REACH, a corrected Statement shall be issued by REACH as soon as practicable; or
	(c)	if it is agreed or determined that REACH issued the relevant Statement for less than the correct amount, REACH shall issue a further Statement for that additional amount, which shall be due and payable within 7 days of the date of that Statement.
5.5	The Expert's costs and REACH's reasonable costs of participating in the Expert determination shall be payable:
	(a)	if the Disputed Amount is determined to be payable in full, by the Customer;
	(b)	if none of the Disputed Amount is determined to be payable, by REACH; and
	(c)	if the Disputed Amount is determined to be payable in part by the Customer, proportionally by the Customer.
5.6	Where a Statement is accepted (whether deemed or otherwise), then the amount due (Debt) may be sued upon in any court of competent jurisdiction.

6	CREDIT MANAGEMENT
Security Requirement
6.1	REACH may require the Customer to provide and maintain the Security Requirement.
6.2	The Customer must vary the form or value of the Security Requirement within 14 days of receiving written notice from REACH requiring it to do so.
6.3	If the Customer fails to pay any Charges owing under this Agreement (except pursuant to a Billing Dispute):
	(a)	REACH may enforce the Security Requirement, or part of it, in satisfaction of unpaid Charges; and
	(b)	the Customer must immediately restore or procure the restoration of the Security Requirement to the required level.
6.4	On termination of this Agreement, REACH may enforce the Security Requirement, or part of it, in satisfaction of any unpaid Charges, provided that within 6 months following termination the Security Requirement (or any balance) must be released to the Customer. REACH reserves the right to retain interest, if any, accruing on the Security Requirement.
6.5	Provision by the Customer of any Security Requirement does not:
	(a)	relieve the Customer of its obligation to pay the Charges to REACH; or
	(b)	affect any right of REACH to terminate or suspend the operation of this Agreement in whole or in part under clause 10.

7	USE OF THE SERVICES
7.1	The Customer must:
	(a)	use a Service and must ensure that third parties use services supplied using the Service in accordance with:
		(i)	REACH's Acceptable Use Policy; and
		(ii)	all Applicable Laws;
	(b)	not pass any traffic across a physical point of demarcation between the parties' networks of a type or with technical specifications to which REACH has not agreed;
	(c)	promptly notify REACH of any fault in the Service; and
	(d)	comply with directions given by REACH from time to time in relation to modifications required to any equipment connected to any Service or other action necessary to eliminate any impairment of a Service or the REACH Network.
7.2	On request by REACH, the Customer must provide information relating to the Customer and its use of the Services (including information relating to customers of the Customer) reasonably required by REACH:
	(a)	to assist REACH in complying with its obligations under any Applicable Law; and
	(b)	to assess whether or not the Customer has complied, is complying and will be able to continue to comply with all its obligations under the Agreement, and such information shall be treated by REACH as Confidential Information.
Equipment
7.3	Except where expressed otherwise in this Agreement:
	(a)	each party is responsible for the safe and proper operation and maintenance of its own network and equipment and third party networks and equipment which it permits to be connected to its network; and
	(b)	the party who owns or occupies the premises on which the other party's equipment is located:
		(i)	must take reasonable steps to ensure the security and safety of the other party's equipment (including in relation to the supply of air-conditioning, electricity and other utility services and environmental conditions required to operate the equipment); and
		(ii)	must notify the other party immediately of any damage, fault, theft or loss of such equipment;
		(iii)	must not and must not allow a third party to alter, tamper with or attempt to repair such equipment, without the other party's prior consent; and
		(iv)	must comply with all reasonable instructions issued by the other party to protect the other party's ownership of such equipment;
		(v)	must not connect any such equipment to any other equipment or service except as expressly authorised the other party; and
		(vi)	must provide the other party with access to the premises at all reasonable times to install or inspect, maintain, repair, replace or remove the other party's equipment (including to remove equipment no later than 14 days after termination of this Agreement).
7.4	REACH will at its discretion repair or replace REACH equipment which is located at Customer premises:
	(a)	if required as a result of fair wear and tear or a negligent act or omission of REACH, free of charge; and
	(b)	otherwise, charged at REACH's time and materials rate.
Security
7.5	REACH makes no representations or warranties concerning, and is not liable for, the security of traffic transmitted over any Service.
7.6	The Customer must take every reasonable precaution in the use of the Services to prevent contamination of any software or hardware or diffusion of any software or hardware contamination, including computer viruses, worms or trojan horses.
Access to Premises
7.7	The Customer licences REACH, its employees, representatives and agents to enter any premises owned or occupied by the Customer at all reasonable times to:
	(a)	determine whether or not the Customer is complying with clause 7.1(a) or (b);
	(b)	inspect any equipment or facilities which REACH considers is, or may be, causing or likely to cause any interference to a Service or the REACH Network; or
	(c)	obtain any information requested under clause 7.2 if the Customer has not complied with that request within 48 hours.
Public statements
7.8	Except where the Customer has obtained prior written consent from REACH, the Customer must not make any representation or public statement that:
	(a)	any service provided by the Customer is supplied using the REACH Network or is provided in whole or in part by REACH; or
	(b)	the Customer is authorised to act for or on behalf of REACH.

8	CUSTOMER INFORMATION
8.1	The Customer agrees that REACH may collect and retain Customer Information.
8.2	The Customer agrees that REACH may use or permit use of Customer Information for any and all of the following purposes in relation to the Services:
	(a)	provision, and improvement in the provision, of the Services;
	(b)	matching the Customer Information with other data collected for other purposes and from other sources including third parties in relation to the provision of the Services;
	(c)	marketing of goods and services to the Customer by REACH, its agents or Affiliates and determining entitlements to discounts or other benefits offered by REACH and its Affiliates and keeping the Customer informed of other services of REACH;
	(d)	analysing, verifying and checking the Customer's credit;
	(e)	processing any billing or payment instructions, direct debit facilities or credit facilities;
	(f)	enabling the daily operation of the Customer's account and billing and collection of Charges;
	(g)	enabling REACH to comply with its obligations to interconnect and for other industry processes; and
	(h)	as required by law enforcement or other competent government authorities or as otherwise required or permitted by law, to the extent permitted by the Applicable Law, including those regulating privacy.
8.3	REACH may, for any of the purposes listed in clause 8.2:
	(a)	disclose Customer Information to REACH's Affiliates, agents, contractors, telecommunications operators, any other third parties including collection agencies, credit reference agencies, security agencies, credit providers or other financial institutions and to any actual or proposed assignee or transferee of REACH under this Agreement; and
	(b)	transfer Customer Information from one jurisdiction to another in the course of such disclosure, to the extent such disclosure or transfer is permitted by the Applicable Law.

9	LIABILITY AND INDEMNITY
9.1	To the extent permitted by law, REACH is not liable to the Customer for any Loss, except to the extent that REACH has failed to meet applicable Service Levels, in which case the Customer's exclusive remedy in respect of that failure shall be as provided by the relevant Service Levels.
9.2	A party's maximum liability under the Agreement or in relation to the performance of the Agreement is limited to:
	(a)	USD 500,000 for any one incident or series of events arising from a single incident or common cause; and
	(b)	an aggregate amount of USD 1,000,000 for all liability arising out of or in connection with the Agreement, providing that nothing in this clause 9.2 excludes or restricts:
	(c)	the rights and obligations of the parties in relation to the Service Levels; or
	(d)	the liability of a party for death or personal injury resulting from the negligence of that party.
9.3	IF ANY APPLICABLE LAW IMPLIES WARRANTIES OR CONDITIONS OR IMPOSES OBLIGATIONS ON REACH WHICH CANNOT BE EXCLUDED, RESTRICTED OR MODIFIED, OR TO ONLY A LIMITED EXTENT, THEN TO THE EXTENT TO WHICH REACH IS ENTITLED TO DO SO, THE LIABILITY OF REACH UNDER THE APPLICABLE LAW SHALL BE LIMITED:
	(a)	TO THE SUPPLY OF SERVICES AGAIN OR THE PAYMENT OF THE COST OF HAVING THE SERVICES SUPPLIED AGAIN, AT REACH'S OPTION;
	(b)	TO THE REPAIR OR REPLACEMENT OF PROPERTY OR PAYING THE COST OF REPAIR OR REPLACEMENT, AT REACH'S OPTION; OR
	(c)	TO ANY OTHER REMEDY PRESCRIBED BY THE APPLICABLE LAW.
9.4	The Customer indemnifies REACH against all Claims, other than to the extent that it is the result of the wilful breach of the Agreement by REACH. Nothing in this Agreement limits the liability of either party for death or personal injury.

10	TERMINATION
10.1	Either party may terminate this Agreement in respect of a Service on 5 days' written notice if 3 months have passed since the original Target Service Date, if any, and the Service Commencement Date has not yet occurred.
10.2	This Agreement may be terminated on 30 days' written notice without cause by either party, either in its entirety or in respect of particular Services nominated by the terminating party in its notice, provided that:
	(a)	subject to clause 10.5, REACH is not permitted to terminate a Service prior to expiry of the applicable Minimum Commitment Period; and
	(b)	if the Customer terminates a Service prior to expiry of the applicable Minimum Commitment Period, the Customer must pay the applicable Cancellation Charge as a genuine pre-estimate of loss and not as a penalty.
10.3	The Customer is not entitled to terminate or suspend this Agreement, whether in its entirety or in respect of particular Services, as a result of any failure to meet any Service Levels for which REACH is responsible, except where the right to terminate or suspend is expressly provided in the Service Levels.
10.4	REACH may immediately terminate or suspend the operation of this Agreement without prior notice (either in its entirety or in respect of a particular Service, and including in respect of Services which are subject to a Minimum Commitment Period) if:
	(a)	provision of the Services would cause REACH to be in breach of any Applicable Law; or
	(b)	REACH becomes unable to provide any Service or meet relevant Service Levels as a result of the termination or suspension of its access to the infrastructure used by REACH for supply of the Services (including without limitation undersea telecommunications cables, Local Circuits or other Non-REACH Circuits, backhaul or associated facilities and equipment);
	(c)	REACH has reasonable grounds to suspect that the Customer is in breach of clauses 7.1(a);
	(d)	the Customer has failed to pay any monies owing under this Agreement (except a Disputed Amount) 30 days after the due date; or
	(e)	the Customer fails to provide or maintain or vary a Security Requirement in accordance with clause 6.
10.5	Notwithstanding any other provision of this Agreement, either party may immediately terminate or suspend this Agreement upon written notice (including in respect of Services which are subject to a Minimum Commitment Period) if:
	(a)	the other party breaches any material term of this Agreement which is not capable of remedy;
	(b)	the other party becomes subject to an Insolvency Event;
	(c)	provided the Notifying Party has complied with clause 15.2, a Force Majeure Event substantially and adversely affecting the ability of the other party to perform its obligations to the Notifying Party under this Agreement continues for a period of 3 months;
	(d)	for any reason, the parties have been unable to negotiate such variations to this Agreement as may be required under clause 14.1 by the time that the Regulatory Event commences to have legal effect;
	(e)	the other party ceases to carry on business for a period of more than 14 days without the prior written consent of the terminating party; or
	(f)	the other party breaches any material term of this Agreement which is capable of remedy and the other party fails to remedy the breach within 30 days after receiving a notice to do so.
10.6	On termination of the Agreement:
	(a)	all Charges for use of the Service up to and including the date of termination and all other amounts owing by the Customer to REACH shall become immediately due and payable;
	(b)	the Customer must cease to use the Services and all equipment supplied or made available by REACH under the Agreement; and
	(c)	each party must, at its own expense, deliver to the other party or, after notice from that other party, destroy or erase the other party's Confidential Information unless such Confidential Information is stored in, or is essential to the operation of a party's network.
10.7	WITHOUT LIMITING THE EXCLUSIONS OR LIMITATIONS OF LIABILITY CONTAINED ANYWHERE IN THIS AGREEMENT, REACH SHALL NOT BE LIABLE TO THE CUSTOMER NOR TO ANY THIRD PARTY FOR ANY LOSS (INCLUDING ANY CONSEQUENTIAL LOSS) ARISING FROM, OR CONSEQUENTIAL UPON, TERMINATION OR SUSPENSION OF THE OPERATION OF THIS AGREEMENT UNDER THIS CLAUSE 10 OR CLAUSE 11.
10.8	If REACH has suspended the operation of the Agreement under this clause 10 in respect of any particular Service, the Customer may be required to pay a reconnection fee in advance of the Service being reconnected.
10.9	Suspension or termination of this Agreement (either in its entirety or in respect of a particular Service):
	(a)	will not operate as a waiver of any breach by a party of any of its provisions;
	(b)	will be without prejudice to any rights, liabilities or obligations which a party has accrued up to the date of termination or expiry, including a right of indemnity; and
	(c)	will not extinguish or otherwise affect the provisions of this Agreement which by their nature survive such termination.

11	SUSPENSION OF SERVICES IN EXTRAORDINARY CIRCUMSTANCES
11.1	REACH may suspend, de-activate or restrict all, or any part, of a Service at any time on giving as much notice as is reasonably practicable (if any) until further notice to the Customer in the following circumstances:
	(a)	to comply with an order, instruction or request of a Government agency, emergency service or other competent authority; or
	(b)	to reduce or prevent fraud or interference within the REACH Network; or
	(c)	to carry out repairs, maintenance, servicing or upgrading of any equipment, software or facility forming part of REACH's Network, whether planned or required due to an emergency; or
	(d)	in respect of a Regulatory Event, REACH reasonably believes that continued supply of the affected Service during the Regulatory Event would expose REACH to significant risk of adverse legal or economic consequences.
11.2	If a Service is suspended, de-activated or restricted under clause 11.1, REACH must use its reasonable endeavours to minimize disruption to the Customer.

12	CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS
12.1	This Agreement and all information in whatever form disclosed by one party to the other in connection with this Agreement or the Services, or during the negotiations preceding this Agreement (Confidential Information) must be kept secret and confidential and treated at least as securely as the receiving party's own confidential information and may only be disclosed or used with the prior written consent of the disclosing party.
12.2	Despite clause 12.1, the receiving party may:
	(a)	disclose the Confidential Information to its officers, employees, contractors, professional advisers or Affiliates, provided that they do not further disclose the Confidential Information except in accordance with this clause 12; and
	(b)	use the Confidential Information for the purposes of this Agreement.
12.3	A party may disclose or use the Confidential Information without consent if the Confidential Information is:
	(a)	lawfully in the possession of the receiving party through sources other than the disclosing party; or
	(b)	generally and publicly available (except where such availability is due to a breach of this Agreement); or
	(c)	such disclosure or use is:
		(i)	required or authorised by an Applicable Law; or
		(ii)	required by the listing rules of a stock exchange on which the receiving party's securities or the securities of an Affiliate of the receiving party are or will be listed or quoted; or
		(iii)	strictly required in connection with legal proceedings or a dispute resolution procedure relating to this Agreement.
12.4	REACH does not under this Agreement or as a result of the provision of any Service:
	(a)	assign any Intellectual Property Rights of REACH or any third party to the Customer; or
	(b)	grant any licence to the Customer in respect of any Intellectual Property Rights of REACH or any third party unless otherwise agreed in writing.

13	DISPUTE RESOLUTION
13.1	The parties must seek to resolve any bona fide dispute, controversy or claim arising between them under or in relation to this Agreement in accordance with the procedures set out in this clause 13, other than:
	(a)	a Billing Dispute, which must be resolved in accordance with clause 5 ;
	(b)	a Service Level Dispute, which must be resolved in accordance with clause 14; or
	(c)	a Debt which is recoverable by REACH,
(Dispute).
13.2	Subject to the other provisions of this Agreement, the parties must continue to comply with their respective obligations during the pendency of a Dispute.
13.3	A party must not use information obtained in the course of any procedure established by this clause 13 for any purpose other than to resolve the particular Dispute.
13.4	A Dispute between the parties must be referred to the Chief Executive Officer of each of the respective parties, or their nominee, who must confer and endeavour in good faith to resolve the dispute.
13.5	If a Dispute remains unresolved 28 days after referral to the parties' Chief Executive Officers, either party may by written notice to the other party, refer the dispute to compulsory arbitration to be conducted in Hong Kong in accordance with the Arbitration Rules of the Hong Kong International Arbitration Centre (HKIAC) in force from time to time (Arbitration Rules) and the provisions of this clause 13, which will prevail over the Arbitration Rules to the extent of any inconsistency. English shall be the language of all proceedings

14	SERVICE LEVEL DISPUTES
14.1	If REACH and the Customer are in dispute about:
	(a)	whether a breach of a particular Service Levels commitment has occurred or is occurring;
	(b)	the duration, extent or nature of any alleged breach;
	(c)	which Service Level, if any, may have been breached; or
	(d)	whether the alleged breach was REACH's fault,
(Service Level Dispute), REACH and the Customer will seek to resolve the Service Level Dispute in accordance with the following procedure:
	(e)	if the parties cannot resolve the Service Level Dispute, either party may request that both parties escalate the Service Level Dispute to their respective Chief Executive Officer or his or her nominee, who shall endeavour to resolve the Service Level Dispute in good faith;
	(f)	if the parties' Chief Executive Officers or their nominees are unable to resolve the Service Level Dispute within 14 days of escalation to them, either party may by notice in writing to the other party refer the dispute to an independent expert for investigation and resolution;
	(g)	if the parties are unable to agree on an independent expert within 14 days of the notice under paragraph (f) either party may request the President of the Local Engineering Association to appoint a suitably qualified expert (Expert);
	(h)	the Expert will make his or her decision within 14 days of the Service Level Dispute being referred to him or her for resolution;
	(i)	the Expert will not function as an arbitrator but as an expert and his or her decision will be final;
	(j)	if the Expert determines that a Service Level rebate is owed by REACH, REACH must:
		A.	credit the rebate against Charges in the next Statement issued by REACH to the Customer; and
		B.	pay the Expert's costs; and
	(k)	if the Expert determines that a rebate is not owed by REACH, the Customer must pay the Expert's costs.

15	REGULATORY EVENT AND FORCE MAJEURE
15.1	If the rights or obligations of either party under this Agreement are materially affected by a Regulatory Event:
	(a)	the party affected by the Regulatory Event shall not be taken to have breached this Agreement due to any action or inaction of that party as a consequence of the Regulatory Event; and
	(b)	the parties agree to negotiate in good faith to vary this Agreement to reflect or accommodate the Regulatory Event, subject to REACH's suspension rights under clause 11.1.
15.2	If either party fails to comply with or observe any term of this Agreement, and such failure is caused by a Force Majeure Event, that party must notify the other party as soon as practicable, and use all reasonable endeavours to avoid, mitigate and remedy the consequences of the Force Majeure Event.
15.3	Neither party is liable to the other by reason of any failure in performance under this Agreement if such failure arises out of a Regulatory Event or Force Majeure Event, unless that failure is a failure to pay Charges.

16	NOTICES
16.1	A notice, consent or other communication under this Agreement is only effective if it is in writing and delivered by the following means to the person specified in the relevant Customer Order or as otherwise notified by the relevant party:
	(a)	delivered personally; or
	(b)	sent by pre-paid registered post, facsimile or in electronic form (such as e-mail), in which case a copy of the electronic notice must be sent by facsimile as soon as possible afterwards.
16.2	The notice, consent or other communication is deemed to be received:
	(a)	if delivered personally, on delivery;
	(b)	if sent by prepaid registered post, 7 days after the date of posting, unless actually received earlier;
	(c)	if sent by facsimile, when the machine that sent the facsimile produces a transmission report which confirms that the facsimile was sent in its entirety to the facsimile number of the recipient; and
	(d)	if sent in an electronic form, on the date on which the recipient's e-mail system logs the e-mail message as being received.
16.3	Communications received by a party outside of normal working hours in the place in which such communications are received (being 9:00am to 5:00pm on any Monday to Friday excluding recognised public holidays) will be regarded as being received on the working day immediately following.

17	GENERAL
Variation and assignment
17.1	Subject to clause 2, the Agreement (including any Customer Order) can only be varied, supplemented or replaced by another document signed by both parties.
17.2	Except as provided in clause 16.3, neither party can assign or otherwise transfer its rights or interests under this Agreement without the other party's prior written consent, which consent must not be unreasonably delayed or withheld.
17.3	REACH may assign or otherwise transfer its rights or interests under this Agreement to an Affiliate of REACH without obtaining the prior consent of the Customer.
Relationship of Parties
17.4	No provision of this Agreement constitutes a joint venture, partnership or agency between the parties or merges the assets, liabilities and undertakings of the parties and neither party has the authority to bind the other in any way (except as provided by this Agreement).
Subcontracting
17.5	REACH may appoint a third party, including an Affiliate, to provide any Services to the Customer on REACH's behalf or to perform any of REACH's obligations under the Agreement. This clause 16.5 does not release REACH from its obligations under this Agreement.
Operation of this Agreement
17.6	This Agreement supersedes all previous agreements between the parties in relation to the Services and contains the parties' entire agreement in relation to the Services provided from time to time to the Customer.
17.7	Any provision of this Agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.
17.8	If there is any inconsistency between any of any applicable tariff, these General Terms, the Service Terms, or the Customer Order, the inconsistency will be resolved according to the following order of priority:
	(a)	the applicable tariff approved by a competent authority;
	(b)	the Customer Order;
	(c)	the Service Terms; and
	(d)	these General Terms.
17.9	While the Agreement may be translated into other languages, the English version shall prevail.
Waiver
17.10	A right may only be waived in writing, signed by the party granting the waiver, and
	(a)	no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;
	(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and
	(c)	the exercise of a right does not prevent the further exercise of that right or any other right.
Execution
17.11	This Agreement may be executed in counterparts.
Governing law and jurisdiction
17.12	The Agreement is governed by the laws of Hong Kong Special Administrative Region. The parties irrevocably submit to the exclusive jurisdiction of the courts of Hong Kong Special Administrative Region.

18	DICTIONARY
18.1	In the Agreement:
Acceptable Use Policy means REACH's policies governing the permitted use and restrictions on use of the Services posted at REACH's website (www.Reach.com) and as varied from time to time.
Affiliate means, in relation to an entity, any other entity which directly or indirectly controls, is controlled by, or is under common control with, such entity and in the case of REACH, also includes Reach Communications Services (Thailand) Limited, TeleWeb Networks (India) Pvt Ltd, and Reach Networks (Philippines) Inc.
Applicable Law means:
	(a)	any applicable law, rule or regulation of any jurisdiction;
	(b)	any applicable lawful determination, decision or direction of a government agency in any jurisdiction;
	(c)	any applicable obligations under any telecommunications licence, any binding industry standard or industry code; and
	(d)	any applicable international convention or agreement.
Billing Dispute means any claim or dispute relating to Charges or a Statement.
Business Day means a day other than a Saturday, Sunday or public holiday in the location of the premises of the Customer or of its customer to which the Services are supplied or, if Services are supplied in more than one location, such of those locations nominated by REACH or if none nominated, Hong Kong.
Cancellation Charge means in relation to a Service the cancellation charge payable upon termination of the Service prior to expiry of the Minimum Commitment Period, as specified in the relevant Service Terms or Customer Order or applicable tariff.
Charges means the charges for a Service, calculated in accordance with the relevant Customer Order and Service Terms or applicable tariff.
Claims means claims, losses, damages, costs, charges and expenses (including Consequential Loss and including legal costs on an indemnity basis) arising out of, or as a consequence of:
	(a)	the supply or failure to supply any Service or any service provided by the Customer using the Service;
	(b)	the use or attempted use of any Service or equipment, or any service provided by the Customer using the Service, by the Customer or by any third person (with or without the Customer's permission) which gives rise to a breach of the Customer's obligations under this Agreement; or
	(c)	REACH's access to any premises owned or occupied by the Customer in accordance with clauses 7.3 or 7.7.
Confidential Information has the meaning given to it in clause 12.1.
Consequential Loss of a party means any loss of profits, indirect, special, economic, punitive or collateral loss including goodwill, revenue, bargain or opportunities or loss or corruption of data or loss of anticipated savings or business whether caused by negligence or otherwise and whether arising out of or relating to the Agreement, any Service, or any failure to supply or delay in supplying any Service.
Customer Information means information of a Customer within the meaning of any licence issued to REACH or its Affiliates or any Applicable Law and includes information identifying the Customer, the Services it purchases and its expenditure on Services and also includes personal data within the meaning of the Personal Data (Privacy) Ordinance (Cap 486 of the laws of Hong Kong).
Customer Order means an order for a Service in the form specified by REACH from time to time.
Customer Test Period means in relation to a Service the period, if any, specified in the Customer Order or relevant Service Terms during which the Customer has the opportunity to test the Service.
Force Majeure Event means an event beyond the reasonable control of the affected party, including but not limited to natural disasters, acts of terrorism or war (whether declared or not), the mobilisation of armed forces, civil commotion or riot, industrial action or labour disturbance, currency restriction, embargo, governmental restraint, expropriation or prohibition, or a failure of a public utility or telecommunications system (except to the extent covered by a Service Level).
Intellectual Property Rights means all rights conferred under statute, common law and equity in and in relation to trade marks, trade names, logos and get up, inventions, patents, designs, copyright, circuit layouts, Confidential Information, know-how and trade secrets and all rights and interests in them or licences to use any of them.
Insolvency Event means:
	(a)	an order is made or an effective resolution is passed for winding up or dissolution without winding up (otherwise than for the purposes of solvent reconstruction or amalgamation) of the other party and the order or resolution remains in effect for a continuous period of 14 days;
	(b)	a receiver, receiver and manager, official manager, controller, administrator (whether voluntary or otherwise), provisional liquidator, liquidator, or like official is appointed over the whole or a substantial part of the undertaking and property of the other party and the appointment remains in effect for a continuous period of 14 days;
	(c)	a holder of an encumbrance takes possession of the whole or any substantial part of the undertaking or property of the other party, or the other party enters or proposes to enter into any scheme of arrangement or any composition for the benefit of its creditors other than as part of a solvent reconstruction or amalgamation;
	(d)	the other party seeks or is granted protection from its creditors under any Applicable Law; or
	(e)	the other party is or will be unable to pay its debts as and when they fall due.
Interest Rate means the Prime Lending Rate set by the Hong Kong and Shanghai Banking Corporation Limited for loans made in Hong Kong, plus 2 per cent.
Local Accounting Society means the local member association of the International Federation of Accountants in the country in which the Customer's REACH account manager is based or, if none or if unable or unwilling to appoint the Expert, such other independent accountant as nominated by REACH.
Local Circuit means a circuit connecting premises of the Customer or its subscriber to an international gateway located in the same country.
Local Engineering Association means the local chapter of the Institute of Electrical and Electronic Engineering in the country in which the relevant REACH Customer account manager is located or, if there is no such local chapter, such other independent communications engineering association as REACH nominates.
Loss means, whether arising in contract, in tort, under statute or otherwise:
	(a)	any Consequential Loss arising out of this Agreement or breach of this Agreement;
	(b)	any loss arising from, or consequential upon, any act or omission of any third party not under the direct control of REACH; or
	(c)	any loss arising from, or in relation to:
		(i)	any delay in the initial provision of, or any failure to provide, or any interruption in the provision of any Services which REACH is required to provide under this Agreement;
		(ii)	any failure of the REACH Network or any part of it; or
		(iii)	any error or omission in relation to information transmitted through either party's Network.
Minimum Commitment Period means in relation to a Service the period specified in the Customer Order or the Service Terms and commencing from the Service Commencement Date.
Non-REACH Circuit means a circuit on a third party network, including a Local Circuit or an international half circuit, which is or is to be connected to a Service provided by REACH.
REACH Network means the network owned and operated by REACH and its Affiliates.
Regulatory Event means:
	(a)	an amendment of or change in any Applicable Law;
	(b)	the grant of an injunction against a party in relation to a breach or alleged contravention of an Applicable Law;
	(c)	the making of a determination or direction by a competent authority; or
	(d)	where a party reasonably believes that any event of the kind described in (a), (b) or (c) will occur.
Security Requirement means security for the payment of Charges or the meeting of other obligations of the Customer under the Agreement, the form of which may be any, or a combination, of the following:
	(a)	a deposit from the Customer held by REACH or by any other entity agreed by the parties;
	(b)	an irrevocable guarantee from the controlling entity of the Customer or such other entity as is acceptable to REACH;
	(c)	an irrevocable guarantee, performance bond or letter of credit from a bank or other financial institution reasonably acceptable to REACH; or
	(d)	some other form of security interest or obligation.
Service Commencement Date means in relation to a Service the date on which either:
	(a)	if there is no Customer Test Period, the earlier of the date REACH notifies the Customer the Service is ready for use or the Customer commences using the Service; or
	(b)	if there is a Customer Test Period, the Customer accepts the Service in accordance with clause 1.6.
Service Levels means the committed levels of service in accordance with which REACH will use its reasonable endeavours to provide a Service, as specified in relevant Service Terms or Customer Orders or as notified to the Customer from time to time.
Service Level Dispute means a dispute in relation to Service Levels, as more particularly defined in relevant Service Terms or in Service Levels notified to the Customer from time to time.
Services means all telecommunications services supplied by REACH to the Customer from time to time under this Agreement.
Service Terms means the specific terms applicable to each particular Service.
Statement means an invoice provided by REACH setting out the Charges payable for Services provided by REACH.
Target Service Date means, the date notified by REACH to the Customer as the target date for commencement of the Service or of the Customer Test Period, as the case may be.
Tax means any present or future tax, levy, impost, deduction, charge, duty or withholding tax (together with any related interest, penalty, fine and expense in connection with any of them) levied or imposed by any government agency, other than those imposed on overall income.
USD means US dollars.
Interpretation
18.2	In the Agreement unless the contrary intention appears:
	(a)	headings are for convenience only, and do not affect interpretation;
	(b)	a word importing the singular includes the plural and vice versa;
	(c)	a reference to:
		(i)	a day, week or month means a calendar day week or month;
		(ii)	a party to this Agreement or to any other document or agreement includes a successor or permitted substitute or permitted assign of that party;
		(iii)	a document includes any amendment or supplement to, or replacement or notation of, that document;
		(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity;
		(v)	any statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws varying, consolidating or replacing it and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute.

SERVICE TERMS FOR GLOBAL INTERNET ACCESS SERVICE

These Service Terms form part of the Agreement between REACH and the Customer dated , on and from the date REACH accepts the first Customer Order for Global Internet Access Service. Capitalized terms are defined in the Dictionary to these Service Terms or, if not, have the same meaning as in the General Terms. A reference to a numbered clause means a clause in these Service Terms.

1	SUPPLY OF GLOBAL INTERNET ACCESS SERVICE
1.1	The Customer must submit a completed Customer Order to REACH to request supply of the Global Internet Access Service.
1.2	The Global Internet Access Service provides connectivity between REACH Points of Presence and the Internet using the REACH Network.
1.3	If the Customer is located in a country in which there is no REACH Point of Presence, the Global Internet Access Service shall include connectivity between:
	(a)	a REACH Point of Presence nominated by REACH; and
	(b)	the effective midpoint between the international gateway serving that REACH Point of Presence and the international gateway serving the Customer's locality.
The Customer is responsible for providing the half circuit connecting from its end to that midpoint. REACH may agree to arrange the half circuit on the same basis as REACH may organise Local Circuits in accordance with clause 3.
1.4	The Global Internet Access Service does not include the provision or maintenance of any hardware or software or telecommunications services required by the Customer to connect to the REACH Points of Presence.
1.5	The Customer acknowledges and agrees that:
	(a)	multiple telecommunications services connected to the same REACH Point of Presence may not terminate on the same router;
	(b)	the Customer must choose which REACH Points of Presence it connects to; and
	(c)	the Customer must pay REACH's Charge (at REACH's then-current time and materials rates) for any change to the nominated REACH Points of Presence requested by the Customer.
1.6	The policy for routing packets through the REACH Network may be changed from time to time at REACH's discretion without notice to the Customer.

2	IP ADDRESSES
2.1	REACH grants to the Customer a non-exclusive, non-transferable, revocable licence to use the Access Port IP Address and Customer Equipment IP Address (Licensed IP Addresses) in the Customer Equipment for the sole purpose of enabling the Customer Equipment to access a REACH Point of Presence.
2.2	The Customer may only use the Licensed IP Addresses as follows:
	(a)	Access Port IP Address - as the gateway IP address for that Internet Access Port; and
	(b)	Customer Equipment IP Address - as the IP address for the Customer Equipment that will use the Internet Access Port.
2.3	The Customer's licence to use the Licensed IP Addresses terminates immediately upon the earlier of:
	(a)	termination or expiry of the Agreement; or
	(b)	REACH ceasing to provide the Global Internet Access Service via the relevant REACH Point of Presence.
2.4	REACH may change a Licensed IP Address:
	(a)	on 5 days' written notice to the Customer; or
	(b)	immediately, if the change is needed because of a Service difficulty.
2.5	REACH may, as a condition of providing the Service, require the Customer to provide REACH with IP addresses from within a certain block agreed between the parties (Customer Supplied IP Addresses).
2.6	If the Customer advertises IP addresses which are not provided by REACH and are not Customer Supplied IP Addresses, REACH may request written permission from the registered owner of those IP addresses to route those IP addresses on the Customer's behalf. If REACH does not receive such written permission, REACH may refuse to route such IP addresses through the REACH Network.

3	LOCAL CIRCUIT PROVISIONING
3.1	When placing a Customer Order, the Customer shall notify REACH whether the Customer:
	(a)	wishes REACH or REACH Affiliate to provide any Local Circuit required (by resupplying the Local Circuit);
	(b)	wishes REACH to arrange on behalf of the Customer (i.e. as agent of the Customer) provisioning of a Local Circuit by a suitable Third Party Operator, in which case the Customer shall pay REACH's reasonable administration costs for this work; or
	(c)	will arrange for provisioning of a Local Circuit directly with a suitable Third Party Operator.
3.2	If REACH or a REACH Affiliate agrees to supply a Local Circuit , then:
	(a)	the Customer must promptly pay all amounts invoiced by REACH or the REACH Affiliate for the Local Circuit; and
	(b)	the Customer shall indemnify REACH and the REACH Affiliate against liability for any charges, cancellation charges or other amounts payable by REACH in relation to the Local Circuit upon termination of the Service by the Customer.
3.3	If REACH agrees to arrange, on the Customer's behalf, provisioning of a Local Circuit:
	(a)	the Customer appoints REACH to act as the Customer's agent for the purposes of arranging provisioning of the Local Circuit, for which the Customer will pay REACH's reasonable administration charges;
	(b)	unless the Customer nominates a particular Third Party Operator, REACH shall have authority to order appropriate Local Circuit services on behalf of the Customer from either a REACH Affiliate or a Third Party Operator selected by REACH, on that operator's standard terms and conditions (including charges);
	(c)	the Customer shall contract as principal for the Local Circuit;
	(d)	the Customer acknowledges that REACH is under no duty to obtain the Local Circuit service on the best terms and conditions available;
	(e)	any representation by REACH as to the availability of any proposed Local Circuit is indicative only unless confirmed in writing as final;
	(f)	REACH will notify the Customer if REACH is unable to obtain the required Local Circuit, in which case the Customer may itself endeavour to obtain that circuit;
	(g)	if the Customer is unable to obtain an appropriate Local Circuit within 3 months of REACH's notice pursuant to subclause (f), the Customer Order will be deemed to be cancelled;
	(h)	if requested by the Customer, REACH may agree to include the Local Circuit charges in the Customer's Statements, for which the Customer shall pay REACH's reasonable administration charges;
	(i)	the Customer must promptly pay all Local Circuit charges invoiced directly to the Customer or through REACH; and
	(j)	the Customer indemnifies REACH against any liability to the REACH Affiliate or Third Party Operator, as the case may be, in its dealings concerning provisioning and operation of any Local Circuit service for the Customer.
3.4	If either:
	(a)	the Customer elects to arrange provisioning of a Local Circuit itself; or
	(b)	REACH notifies the Customer that REACH declines its request pursuant to clause 3.1 to arrange such provisioning, the Customer must use its reasonable endeavours to ensure that:
	(c)	the Local Circuit is installed, tested and made available in good time to enable the Global Internet Access Service to be provided on or before the Target Service Date;
	(d)	the interfaces between the Local Circuit and the Global Internet Access Service conform to REACH's technical standards and specifications;
	(e)	the Third Party Operator deals directly with, and provides reasonable assistance to, REACH in relation to the connection and inter-working of the Global Internet Access Service and the Local Circuit; and
	(f)	the Customer ensures the continued operation of the Local Circuits during the terms of the provision of the relevant Global Internet Access Service, including by promptly settling all invoices for Local Circuit service.
3.5	The Customer shall provide to REACH all information REACH reasonably requires in order to connect the Local Circuit to the REACH Network.
3.6	If supply of a Local Circuit arranged by the Customer expires or is suspended, withdrawn or terminated for any reason before the expiry of the Minimum Commitment Period, the Customer continues to be liable for all Charges payable for the Global Internet Access Service until the expiry of the Minimum Commitment Period.

4	CHARGES
4.1	The Charges are payable by the Customer in accordance with monthly Statements. Charges must be paid within 21 days of the date of the relevant Statement. Flat rate monthly Charges shall be billed in advance. Other Charges shall be billed as they are incurred and shall appear on the monthly Statement. Billing for partial months will be pro rated.
4.2	Customer Traffic Sent and Customer Traffic Received for each Internet Access Port shall be measured at approximately 5 minute intervals and, at the end of each calendar month the resulting sample measurements shall respectively be ranked from least to greatest. The highest 5% of the samples for each of the Customer Traffic Sent and Customer Traffic Received shall be discarded and the remaining highest sample is the 95th percentile for that traffic type for that Internet Access Port.
4.3	The Charges shall comprise:
	(a)	a once-off Set-up Charge, as set out in the relevant Customer Order;
	(b)	a monthly Committed Usage Charge, as set out in the relevant Customer Order, for use of bandwidth up to and including the level of Committed Usage for each Internet Access Port and for provision of the required port capacity;
	(c)	if the Customer Traffic Sent or Customer Traffic Received for an Internet Access Port exceeds the relevant Committed Usage, a monthly Additional Usage Charge, which shall be the greater of:
		(i)	if Customer Traffic Sent exceeds the Committed Usage for Customer Traffic Sent, the difference between the Customer Traffic Sent and that Committed Usage multiplied by the applicable rate (determined in accordance with the table of Charges set out in the relevant Customer Order) for the 95th percentile of Customer Traffic Sent; or
		(ii)	if Customer Traffic Received exceeds the Committed Usage for Customer Traffic Received, the difference between the Customer Traffic Received and that Committed Usage multiplied by the applicable rate (determined in accordance with the table of Charges set out in the relevant Customer Order) for the 95th percentile of Customer Traffic Received; and
	(d)	if the Customer terminates the Global Internet Access Service before the expiry of the Minimum Commitment Period, a Cancellation Charge, which shall be calculated by:
		(i)	multiplying the number of months (including parts thereof) remaining of the Minimum Commitment Period by the Committed Usage Charges for the cancelled Internet Access Ports; and
		(ii)	if REACH or a REACH Affiliate provides a Local Circuit, adding the amount of any charges or cancellation charges incurred by REACH or the REACH Affiliate to the Third Party Operator in respect of the Local Circuit.
4.4	If the Committed Usage aggregates more than one Internet Access Port, the Customer Traffic Received and the Customer Traffic Sent respectively from those Internet Access Ports shall be aggregated together for the purposes of calculating the 95th percentile pursuant to clause 4.2 and those Internet Access Ports shall be treated as if they were a single port for the purposes of determining whether additional charges are payable under clause 4.3(c).
4.5	If the Customer has not specified a Committed Usage, the Committed Usage shall be deemed, for the purposes of clause 4.3, to be the maximum capacity of the port or ports used by REACH to provide the Global Internet Access Service to the Customer.
4.6	If the Customer cancels the Global Internet Access Service prior to the commencement of the Minimum Commitment Period the Customer must pay one months' Charges as a genuine pre-estimate of REACH's loss and not as a penalty.
4.7	Cancellation Charges are payable within 7 days of the date of termination.

5	FAULT REMEDIATION
5.1	The Customer must promptly either:
	(a)	notify the relevant REACH Global Internet Access help desk; or
	(b)	log a report on the relevant Global Internet Access On-line Service Support site, if available, of any service difficulty and provide all available details necessary to assist REACH in investigating the service difficulty.
5.2	If REACH performs any work to attempt to remedy a problem in:
	(a)	Customer Equipment or other equipment or software that does not form part of the Global Internet Access Service; or
	(b)	the Global Internet Access Service resulting from a breach of the Agreement by the Customer,
(Customer Problem) then:
	(c)	the Customer must pay REACH for such work at REACH's then current labour and materials rates; and
	(d)	REACH may cease work at any time without incurring any liability for failing to correct the Customer Problem.
5.3	The Customer may request, in writing, Service Level measurements, which REACH shall provide within a reasonable time of receipt of the request either:
	(a)	where separately agreed with the Customer, in electronic form by means of the Global Internet Access On-line Service Support (OLSS) website; or
	(b)	otherwise, in writing.
5.4	Service Level measurements shall be made by REACH and retained for 3 calendar months after which they may be destroyed.
5.5	REACH must, if it intends to do anything which may affect the Global Internet Access Service, notify the Customer:
	(a)	in the case of planned repairs, modification or maintenance (Scheduled Work), in writing at least 14 days in advance; and
	(b)	in the case of emergency repairs or modification (Emergency Work), by the best available means as soon as reasonably practicable.

6	DICTIONARY
Access Port IP Address means the IP address provided by REACH to the Customer from time to time for use as the gateway IP address for the Internet Access Port.
Committed Usage means the amount of bandwidth set out in the relevant Customer Order, in Mbps, for which the Customer agrees to pay and which REACH agrees to provide to the Customer.
Customer Equipment means the equipment and software used by the Customer or its suppliers to connect to, access or use the Global Internet Access Service.
Customer Equipment IP Address means the IP address provided by REACH to the Customer from time to time for use as the IP address for the Customer Equipment that will use the Internet Access Port.
Customer Traffic Received means the volume (in Megabits) of data received by the Customer, on the Customer's side of the Internet Access Port, by means of the Global Internet Access Service.
Customer Traffic Sent means the volume (in Megabits) of data sent by the Customer, by means of the Global Internet Access Service, and received by REACH on REACH's side of the Internet Access Port.
Global Internet Access On-line Service Support means the REACH web site as advised to the Customer by REACH which can be accessed by the Customer to ascertain and change information about the Global Internet Access Service and log a Service difficulty notification.
Global Internet Access Service means the service provided under these Service Terms and more particularly described in clause 1.
Internet Access Port means the point of demarcation at a REACH Point of Presence where the networks of REACH and the Customer are physically connected together at a digital distribution frame.
Local Circuit means any local transmission capacity connecting the Customer site to:
		(a)	the REACH Point of Presence; or
		(b)	an international gateway connected to a REACH Point of Presence.
REACH Global Internet Access Help Desk means the REACH operations centre to which Service difficulties (as advised to the Customer by REACH from time to time) should be reported.
REACH Network means the data communication network delineated by the edge routers operated by REACH and used by REACH to provide the Global Internet Access Service, based on the TCP/IP protocol suite, using any form of transmission medium.
REACH Point of Presence means a point of interconnection to the REACH Network.
Third Party Operator means a telecommunications operator that is authorised under Applicable Law to provide Local Circuits in the relevant jurisdiction and includes PCCW-HKT Telephone Limited and its Affiliates and Telstra Corporation Limited and its Affiliates.

SERVICE LEVEL ATTACHMENT

1	SERVICE PROVISIONING GUARANTEE
REACH will use its reasonable efforts to install the Global Internet Access Service on or before the Target Service Date specified in the relevant Customer Order (Service Provisioning Guarantee).

REACH's obligation to meet the Service Provisioning Guarantee (and the Customer's entitlement to any rebate) shall depend on the Customer Order being completed sufficiently in advance of the Target Services Date for REACH to complete its provisioning work.

If REACH does not meet the Service Provisioning Guarantee, the Customer shall be entitled to the Service Credits (subject to paragraph 7.1) determined in accordance with Table 1 below (Service Provisioning Rebate):

Table 1
No. of days provision of relevant Service is delayed	Service Credits
1 - 10 days	1 Service Credit
Over 10 days	2 Service Credits

2	SERVICE AVAILABILITY GUARANTEE
2.1	Service Availability Level
REACH will use its reasonable efforts to ensure the Global Internet Access Service is available 99.999% of the time (Service Availability Guarantee).
2.2	Service Availability Rebate

The Customer shall be entitled to claim a Service Credit (subject to paragraph 7.1) determined in accordance with Table 2 below where REACH fails to meet the Service Availability Guarantee (Service Availability Rebate) because the Global Internet Access Service fails to select alternate paths automatically in the event of a single component failure (Service Outage). A Service Outage shall be deemed to commence at the time REACH records it being reported to the REACH Global Internet Access Help Desk and shall conclude at the time REACH records Global Internet Access Service being restored.

Table 2
Total Service Outage in any single day	Service Credits
5 mins - I hour	1/24th Service Credit
Over 1 hour - 4 hours	4/24ths Service Credit
Over 4 hours - 10 hours	10/24ths Service Credit
Over 10 hours - 16 hours	16/24ths Service Credit
Over 16 hours	1 Service Credit
3	TRANSIT DELAY SERVICE LEVEL GUARANTEE
3.1	Average Transit Delay
REACH will measure, at five minute intervals, the time taken to send sample ping IP packets between REACH edge routers on the paths indicated in the table below and receive an acknowledgment to each (Round Trip Delay).
Average Transit Delay means, in respect of each of the routes within the geographic zones specified in Table 3 below, the average for the month of Round Trip Delay times for that route.
REACH will endeavour to ensure that the Average Transit Delay in a particular month does not exceed the Normal Transit Delay set out in the table below (Transit Delay Guarantee).

3.2	Transit Delay Rebate

The Customer shall be entitled to one Service Credit if the Average Transit Delay between REACH edge routers in a particular month exceeds the Normal Transit Delay set out in Table 3 below (Transit Delay Rebate)

Table 3
Normal Transit Delay
Hong Kong to Asian Countries	Hong Kong to Australia	Hong Kong to India	Trans-Pacific	Trans-Atlantic	Domestic US
56ms	154ms	130ms	190ms	100ms	70ms
Notes:
  The routes comprised within the Hong Kong to Asian Countries, Trans-Pacific and Trans-Atlantic categories in the above table are specified on the Global Internet Access On-line Service Support site or, if Customer does not have access to this system, as notified in writing by REACH from time to time.
  The target transit time for each individual route is specified on the Global Internet Access On-line Service Support site. The Average Transit Delay is calculated as an average of the performance across the individual routes. Failure to meet a target transit time on an individual route does not require a Service Credit to be paid nor does it give rise to any other liability on REACH's part.
  The individual route target transit times may be varied from time to time but without affecting the relevant Average Transit Time.

The Transit Delay Rebate shall not exceed one Service Credit per month.

4	PACKET DELIVERY GUARANTEE
4.1	Average Packet Loss
REACH will measure, at five minute intervals, the number of sample ping IP packets lost between REACH routers within the REACH Network (Lost Packets).
Average Packet Delivery means, in respect of a particular route, the average for the month of sample ping IP packets sent on that route which are delivered (i.e. are not Lost Packets) as a percentage of all sample ping IP packets sent on that route.
REACH will endeavour to ensure that the Average Packet Delivery in any month is 99% or more (Packet Delivery Guarantee).
4.2	Packet Loss Rebate
The Customer shall be entitled to Service Credit(s) if the Average Packet Delivery on one or more occasions in a particular month is less than 99% (Packet Delivery Rebate).
If REACH does not meet the Packet Delivery Guarantee in any calendar month, the Customer shall be entitled to a Service Credit determined in accordance with Table 4 below:
Table 4
Average Packet Delivery	Service Credit
Less than 99% to 98%	1 Service Credit
Less than 98 % to 95%	2 Service Credit
Less than 95%	3 Service Credit
The Packet Delivery Rebate shall not exceed three Service Credits per month.

5	RESPONSE TIMES
5.1	REACH will use its reasonable efforts to ensure that the period of time between a Service difficulty being reported by the Customer to the REACH Global Internet Access Help Desk and REACH responding to the Customer to acknowledge receipt of the report of the Service difficulty (Response Time) is no more than 30 minutes.

6	EXCLUSIONS
6.1	A Customer shall not be entitled to claim a rebate in respect of a breach of the :
	(a)	Service Provisioning Guarantee;
	(b)	Service Availability Guarantee; or
	(c)	Transit Delay Guarantee; or
	(d)	Packet Delivery Guarantee,
where the breach is due to:
	(e)	any Scheduled Work notified to the Customer in accordance with clause 5.5 of the Service Terms;
	(f)	any Emergency Work notified to the Customer in accordance with clause 5.5 of the Service Terms;
	(g)	any failure of the Customer to observe agreed procedures or any relevant Service manuals;
	(h)	any unauthorised change made to REACH equipment by the Customer;
	(i)	any delay in provisioning of or any fault in or service quality issue with any Local Circuits, other Non-REACH Circuits, Customer equipment or other equipment or software that does not form part of the REACH Network;
	(j)	any fault identified as arising from a fault in Customer Equipment or the Customer's access circuit;
	(k)	any fault in third party networks, local or public Internet traffic exchange points; or
	(l)	any abuse or fraud or failure to comply with the Acceptable Usage Policy, on the part of the Customer or its customers.

7	REBATE CLAIMS
7.1	Each Service Level applies in respect of each Service provisioned under these Service Terms on and from the Service Commencement Date. In no event shall the total amount of Service Credits issued to the Customer in any month exceed the monthly recurring Charge for the affected Service. For the avoidance of doubt, all such Service Credits are receivable only as a deduction to non-recurring Charges and/or recurring monthly Charges and shall not be receivable in the form of hard currency.
7.2	A Service Credit shall be calculated as 1/30th of the Committed Usage Charge for the relevant Internet Access Port(s) in the last full month Statement (or if none, in the next full month Statement). If the Internet Access Port in respect of which the breach of Service Levels occurs is together with other Internet Access Ports covered by a single Committed Usage Charge, the Committed Usage Charge for that Internet Access Port shall be deemed to be, solely for the purposes of calculating the Service Credit, the amount which is equal to the Committed Usage Charge divided by the number of Internet Access Ports covered by the charge. For the purposes of clarification, the Charges used to calculate the Service Credit do not include any charges payable in respect of Local Circuits or any other Non-REACH Circuits, irrespective of whether the charges for those services are billed by or payable to REACH.
7.3	A claim for a Service Level rebate for the Global Internet Access Service must:
	(a)	be sent in writing to the REACH Global Internet Access Help Desk within 7 days of the end of the month in which the event giving rise to the claim for the rebate occurred; and
	(b)	provide relevant details, including:
(i) the Customer reference number;
(ii) the fault reference number;
(iii) the date and time the service difficulty was reported to the REACH Global Internet Access Help Desk;
(iv) the date and time the service difficulty was resolved;
(v) Customer contact details;
(vi) kind of rebate claimed (i.e. Service Provisioning Rebate, Service Availability Rebate, Packet Delivery Rebate or Transit Delay Rebate); and
(vii) the grounds for claiming the rebate.
8	REBATE PAYMENT AND SERVICE LEVEL DISPUTES
8.1	If REACH is in breach of a Service Level under this Service Level Schedule, REACH must credit the Customer with the applicable rebate in the Statement for the month following such breach or, if not practicable, in the Statement for the following month.
8.2	Any claim for a rebate must comply with the requirements set out in these Service Terms. If the Customer fails to make a claim in accordance with those requirements, the Customer is taken to have unconditionally and irrevocably waived its right to:
	(a)	claim the rebate; and
	(b)	make any claim against REACH in respect of REACH's failure to meet the Service Availability Guarantee, Transit Delay Guarantee or Packet Delivery Guarantee, as the case may be.
8.3	Service Level Disputes shall be handled in accordance with the General Terms.
8.4	If total Service Outages in each of three successive months results in the GIA Service being available less than 98 per cent of the time during which REACH was to make the service available in each of those months , the Customer shall be entitled to terminate that Service, by giving REACH written notice no later than 30 days after the end of the third month, notwithstanding that a Minimum Commitment Period (if any) might not have expired. If the Customer does give such notice, the Service shall terminate on the later of the expiry of the 30 day period or 14 days from the date REACH receives the notice. No Cancellation Charges shall be payable by the Customer in the event of termination pursuant to this clause 8.4.